Exhibit 5.1

September 26, 2012

XPO Logistics, Inc.

$125,000,000 4.50% Convertible Senior Notes due 2017

Ladies and Gentlemen:

We have acted as counsel for XPO Logistics, Inc., a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (Registration No. 333-176700) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the Prospectus Supplement, dated September 21, 2012 (the “Prospectus Supplement”), of the Company, filed with the Commission and relating to the public offering and sale by the Company of $125,000,000 aggregate principal amount of the Company’s 4.50% Convertible Senior Notes due 2017 (the “Notes”) to be issued pursuant to an indenture dated September 26, 2012, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”) (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated September 26, 2012 between the Company and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Notes are convertible into cash, shares of Common Stock, par value, $0.01 per share, of the Company (the “Common Stock”) or a combination thereof at the election of the Company in accordance with the terms of the Indenture. The maximum number of shares of Common Stock initially issuable upon conversion of the Notes is referred to herein as the “Underlying Shares of Common Stock.”

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Indenture and the Registration Statement and the exhibits thereto and such other documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, (i) the Amended and Restated Certificate of Incorporation of the Company, as amended, (ii) the 2nd Amended and Restated Bylaws of the Company and (iii) certain resolutions adopted by the board of directors of the Company. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies, and (b) that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. When the Notes are authenticated in accordance with the provisions of the Indenture and delivered and paid for the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2. The Underlying Shares of Common Stock have been duly authorized and reserved for issuance upon conversion of the Notes and such shares, when issued and delivered upon conversion of the Notes in accordance with the Indenture, will be validly issued, fully paid and non-assessable.

We are aware that we are referred to under the heading “Legal Matters” in the Prospectus Supplement. We hereby consent to such use of our name therein and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on September 26, 2012, and to the incorporation by reference of this opinion into the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

XPO Logistics, Inc.

    Five Greenwich Office Park

        Greenwich, Connecticut 06831

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